For Immediate Release

FROM:
Ameritrans Capital Corporation
For more information Contact:
Gary C. Granoff
(800) 214-1047




Ameritrans Announces Election of Directors and
Amendment to its Certificate of Incorporation


New York, NY, May 9, 2006 Ameritrans Capital Corporation (NASDAQ: AMTC, AMTCP) today hosted its annual meeting of shareholders. As part of the annual meeting, the shareholders elected eleven members to serve on the Company's Board of Directors: Steven Etra, Michael Feinsod, Wesley Finch,
Gary C, Granoff, Murray A. Indick, Allen Kaplan, John R. Laird,
Howard Sommer, Heidi Sorvino, Ellen M. Walker, and Ivan J. Wolpert.
Each of the Directors will serve on the Company's Board of Directors until the Company's 2007 annual meeting of shareholders, which is anticipated for the Spring of 2007.

The shareholders also approved amending the Company's Certificate of Incorporation to increase the number of authorized shares of common stock of the Company from 5,000,000 shares to 10,000,000 shares.

The amendment to the Certificate of Incorporation was filed with the Delaware Secretary of State on Tuesday, May 9, 2006 and became effective immediately upon filing.

Ameritrans Capital Corporation is a specialty finance company engaged in making loans to and investments in small businesses. Ameritrans' wholly owned subsidiary, Elk Associates Funding Corporation, was licensed by the United States Small Business Administration as a Small Business Investment Company
(SBIC) in 1980. The Company maintains its offices at 747 Third Avenue, 4th Floor, New York, NY 10017.

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This announcement contains forward-looking statements within  the meaning of the
Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presently anticipated or projected. Ameritrans Capital Corporation cautions investors not to place undue reliance on forward-looking statements, which speak only as to management's expectations on this date.